EXHIBIT 8.1
List of Subsidiaries of Guangshen Railway Company Limited
     The following table lists information concerning the significant subsidiaries of Guangshen Railway Company Limited as of December 31, 2008:

		Percentage of
	Country of	Interest held by
Name	Incorporation	Guangshen Railway

Directly held by the Company(1)

Guangshen Railway Dongqun Trade and Commerce Service Company	PRC	100%
Shenzhen Fu Yuan Enterprise Development Company Limited	PRC	100%
Shenzhen Guangshen Railway Travel Service Ltd.	PRC	100%
Shenzhen Longgang Pinghu Qun Yi Railway Store Loading and Unloading Company Limited	PRC	55%
Dongguan Changsheng Enterprise Company Limited	PRC	51%
Shenzhen Railway Station Passenger Services Company Limited	PRC	100%
Guangzhou Tielian Economy Development Company Limited	PRC	50.5%
Shenzhen Nantie Construction Supervision Company	PRC	100%

Indirectly held by the Company

Shenzhen Guangshen Railway Economic and Trade Enterprise Company Limited	PRC	100%
Shenzhen Railway Property Management Company Limited	PRC	100%

(1)	In 2008, we liquidated Shenzhen Jing Ming Industrial & Commercial Company Limited, which used to be our direct wholly owned subsidiary, and we recorded a disposal loss of RMB 188,000.